Exhibit 99.2

Contact:
Ramon Suazo
Cambridge Capital Acquisition Corporation
(561) 932-1615

FOR IMMEDIATE RELEASE

CAMBRIDGE CAPITAL ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING

PLANS TO FOCUS SEARCH FOR TARGET BUSINESS ON TRANSPORTATION/LOGISTICS

New York, NY, December 23, 2013 – Cambridge Capital Acquisition Corporation (NASDAQ: CAMBU) (the “Company”) announced today that it has completed its initial public offering of 7,000,000 units.  Each unit consists of one share of common stock and one warrant to purchase one share of common stock.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $70,000,000 to the Company.  EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering.  Graubard Miller acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.  Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn:  Aimee Bloch, 212-661-0200.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $71,050,000 (or approximately $10.15 per share sold in the offering) was placed in trust.  An audited balance sheet of the Company as of December 23, 2013 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cambridge Capital Acquisition Corporation is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for target businesses that operate in the supply chain industry, with an emphasis on target businesses that operate in the traditional transportation and logistics end of the supply chain industry.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

#  #  #